MACOM Reports Fiscal Third Quarter 2017 Financial Results

LOWELL, MA, August 1, 2017 - MACOM Technology Solutions Holdings, Inc. (NASDAQ: MTSI) (“MACOM”), a leading supplier of high-performance RF, microwave, millimeterwave and lightwave semiconductor products, today announced its financial results for its fiscal third quarter ended June 30, 2017.
Third Quarter Fiscal Year 2017 GAAP Results

•	Revenue was $194.6 million, an increase of 36.7%, compared to $142.3 million in the previous year fiscal third quarter and an increase of 4.6% compared to $186.1 million in the prior fiscal quarter;

•
Gross profit was $92.6 million, an increase of 25.2%, compared to $74.0 million in the previous year fiscal third quarter and an increase of 34.5% compared to $68.9 million in the prior fiscal quarter;

•	Gross margin was 47.6%, compared to 52.0% in the previous year fiscal third quarter and 37.0% in the prior fiscal quarter;

•	Operating income was $6.6 million, compared to $10.2 million in the previous year fiscal third quarter and an operating loss of $33.6 million in the prior fiscal quarter; and

•
Net loss from continuing operations was $14.0 million, resulting in $0.22 loss per diluted share, compared to net income from continuing operations of $21.4 million, or $0.11 income per diluted share, in the previous year fiscal third quarter and net loss from continuing operations of $134.3 million, or $2.21 loss per diluted share, in the prior fiscal quarter.

Third Quarter Fiscal Year 2017 Adjusted Non-GAAP Results

•	Adjusted gross margin was 58.5%, compared to 57.3% in the previous year fiscal third quarter and 58.5% in the prior fiscal quarter;

•
Adjusted operating income was $52.9 million, or 27.2% of revenue, compared to $34.9 million, or 24.5% of revenue, in the previous year fiscal third quarter and $48.6 million, or 26.1% of revenue, in the prior fiscal quarter;

•
Adjusted net income was $43.9 million, or $0.67 per diluted share, compared to adjusted net income of $27.9 million, or $0.51 per diluted share, in the previous year fiscal third quarter and adjusted net income of $39.4 million, or $0.63 per diluted share, in the prior fiscal quarter; and

•	Adjusted EBITDA was $61.6 million, compared to $42.1 million for the previous year fiscal third quarter and $56.7 million for the prior fiscal quarter.
Management Commentary
"We delivered 5 percent sequential growth in our fiscal third quarter, in line with guidance, despite a weakening carrier spending environment in China," remarked John Croteau, President and CEO of MACOM. "Countering this cyclical weakness, our A&D and multi-market businesses remained solid, and our Data Center business continued to outperform, enabling us to meet guidance.

"Our Networks business overall was up 43.5 percent year-over-year, despite a sequential decline in telecom Optical revenue. PON was down considerably year-over-year and now comprises less than 5 percent of total revenue. Carriers and OEM customers are now squarely focused on deploying 10G PON, which we expect will drive a new wave of investment next year. However, the rapid transition away from 2.5G has created a temporary overhang for our business. Metro/Long-Haul business in China was also weaker than expected in the third quarter, but very strong in other regions.

"The decline in Optical was offset by growth in our Data Center businesses, which were up strong sequentially and 310 percent year-over-year, now totaling almost 30 percent of company revenue. We continue to ramp supply aggressively to meet the demand in these Cloud-based businesses.

"Our visibility into carrier demand in China remains limited. We expect PON to be sequentially down again in the fiscal fourth quarter. This, combined with continued pushouts in Chinese provincial deployments, will create a gap in demand for our fiscal fourth quarter, which cannot be overcome by growth in Data Center revenue."

Mr. Croteau concluded, "Given the current environment, we have taken a conservative approach to fiscal fourth quarter guidance. We will responsibly adjust investment levels in line with our revenue outlook, while increasing focus on successfully executing on our growth strategies. We remain confident that fiscal 2018 will deliver revenue growth in line with our target annual financial operating model of 20 percent."
Business Outlook
For the fiscal fourth quarter ending September 29, 2017, we expect revenue to be in the range of $165 million to $174 million. Adjusted gross margin is expected to be between 58% and 61%, and adjusted earnings per share between $0.45 and $0.50, on an anticipated 66.7 million fully diluted shares outstanding.
Conference Call
MACOM will host a conference call on Tuesday, August 1, 2017 at 5:00 p.m. Eastern Time to discuss its fiscal third quarter 2017 financial results and business outlook. Investors and analysts may join the conference call by dialing 1-877-837-3908 and providing the passcode 51194336.
International callers may join the teleconference by dialing +1-973-872-3000 and entering the same passcode at the prompt. A telephone replay of the call will be made available beginning two hours after the call and will remain available for five business days. The replay number is 1-855-859-2056 with a passcode of 51194336. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.
Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties in the Investors section of MACOM's website at http://www.macom.com. To listen to the live call, please go to the Investors section of MACOM's website and click on the conference call link at least fifteen minutes prior to the start of the conference call. For those unable to participate during the live broadcast, a replay will be available shortly after the call and will remain available for approximately 30 days.
About MACOM
MACOM enables a better-connected and safer world by delivering breakthrough semiconductor technologies for optical, wireless and satellite networks that satisfy society’s insatiable demand for information.
Today, MACOM powers the infrastructure that millions of lives and livelihoods depend on every minute to communicate, transact business, travel, stay informed and be entertained.  Our technology increases the speed and coverage of the mobile Internet and enables fiber optic networks to carry previously unimaginable volumes of traffic to businesses, homes and datacenters.
Keeping us all safe, MACOM technology enables next-generation radars for air traffic control and weather forecasting, as well as mission success on the modern networked battlefield.
MACOM is the partner of choice to the world’s leading communications infrastructure, aerospace and defense companies, helping solve their most complex challenges in areas including network capacity, signal coverage, energy efficiency and field reliability, through its best-in-class team and broad portfolio of RF, microwave, millimeterwave and lightwave semiconductor products.
MACOM is a pillar of the semiconductor industry, thriving for more than 60 years of daring to change the world for the better, through bold technological strokes that deliver true competitive advantage to customers and superior value to investors.
Headquartered in Lowell, Massachusetts, MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard. MACOM has design centers and sales offices throughout North America, Europe, Asia and Australia.

MACOM, M/A-COM, M/A-COM Technology Solutions, M/A-COM Tech, Partners in RF & Microwave and related logos are trademarks of MACOM. All other trademarks are the property of their respective owners. For more information about MACOM, please visit www.macom.com follow @MACOMtweets on Twitter, join MACOM on LinkedIn or visit the MACOM YouTube Channel.
Special Note Regarding Forward-Looking Statements
This press release and our commentary in our conference call held today each contain forward-looking statements based on MACOM management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include, among others, information concerning our stated business outlook and future results of operations, our expectations for business and market conditions in the PON, Metro-Long Haul and Data Center markets and elsewhere, our plans to divest AppliedMicro's Compute business, our positioning and growth aspirations in Aerospace & Defense, Multi-market, Networks and the electronics industry generally, our future investment decisions, our GaN strategy and expectations for execution on that strategy, the expected outcome of our ongoing litigation against Infineon and any other statements regarding future trends, business strategies, competitive position, industry conditions, acquisitions and market opportunities. Forward-looking statements include all statements that are not historical facts and generally may be identified by terms such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "seeks," "should," "will," "would" or similar expressions and the negatives of those terms.
These forward-looking statements reflect MACOM's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those expressed in any forward-looking statement. Although MACOM believes that the expectations reflected in the forward-looking statements are reasonable, it cannot and does not guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including the potential that we are unable to identify and timely enter into new markets for our products, such as our publicly-announced market opportunities in Cloud Data Centers, 100G optical networks, 10G PON, GaN technology and Active Antennas, the potential that we are unable to timely deliver the quantities of our products targeting these or other applications at the right price point due to design challenges, manufacturing bottlenecks, supply shortages, yield issues or otherwise, the potential that the expected rollout of Cloud Data Center build-outs, 5G network upgrades, fiber-to-the-home network technology or other new optical or other network technology deployments in the U.S., China, Japan and other geographies fails to occur, occurs more slowly than we expect or does not result in the amount or type of new business we anticipate, lower than expected demand in the Cloud Data Center market, the optical network infrastructure market or any or all of our primary end markets or from Huawei, Cisco or any or all of our large OEM customers based on seasonal effects, regulatory action or inaction, technology shifts, standards changes, macro-economic weakness or otherwise, the potential for greater than expected pricing pressure and average selling price erosion based on attempts to win or maintain market share, competitive factors, technology shifts or otherwise, our potential inability to ramp key new products into volume production with acceptable manufacturing yields to satisfy key customer demand in a timely fashion, the potential for inventory obsolescence and related write-offs, the expense, business disruption or other impact of any current or future investigations, administrative actions, litigation or enforcement proceedings we may be involved in, the potential loss of access to any in-licensed intellectual property or inability to license technology we may require on reasonable terms, the impact of any claims of intellectual property infringement or misappropriation, which could require us to pay substantial damages for infringement, expend significant resources in prosecuting or defending such matters or developing non-infringing technology, incur material liability for royalty or license payments, or prevent us from selling certain of our products, greater than expected dilutive effect on earnings of our equity issuances, outstanding indebtedness and related interest expense and other costs, our failure to realize the expected economies of scale, lowered production cost and other anticipated benefits of our previously announced GaN intellectual property licensing program, the potential for defense spending cuts, program delays, cancellations or sequestration, failures or delays by any customer in winning business or to make purchases from us in support of such business, lack of adoption or delayed adoption by customers and industries we serve of Cloud Data Centers, MACsec, single-Lambda PAM4, MMICs, Active Antennas, SPAR tiles, GaN, InP lasers or other solutions offered by us, failures or delays in porting and qualifying GaN or InP process technology to our fabrication facilities or third party facilities and achieving anticipated manufacturing economies of scale, lower than expected utilization and absorption in our manufacturing facilities, lack of success or slower than expected success in our new product development or new product introduction efforts, loss of key personnel to competitors or otherwise, failure of any announced transaction to close in accordance with its terms, failure to successfully integrate acquired companies, technologies or products or realize synergies associated with acquisitions, the potential that we will experience difficulties in managing the personnel and operations associated with our acquisitions, loss of business due to competitive factors, product or technology obsolescence, customer program shifts or otherwise, the potential for a shift in the mix of products sold in any period toward lower-margin products or a shift in the geographical mix of our revenues, the impact of any executed or abandoned acquisition, divestiture, joint venture, financing or restructuring activity, the impact of supply shortages or other disruptions in our internal or outsourced supply chain, the impact of changes in export, environmental or other laws applicable to us, the relative success of our cost-savings initiatives, as well as those factors described in "Risk Factors" in MACOM's filings with the Securities and Exchange Commission ("SEC"), including its Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 2016, as filed with the SEC on February 1, 2017, its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, as filed with the SEC on April 26, 2017, and its Annual Report on Form 10-K for the fiscal year ended September 30, 2016, as filed on November 17, 2016. MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
In addition to GAAP reporting, MACOM provides investors with financial measures that have not been calculated in accordance with United States Generally Accepted Accounting Principles ("GAAP"), such as: non-GAAP gross profit and gross margin, non-GAAP income from operations and operating margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP diluted earnings per share, adjusted EBITDA, and Free Cash Flow. From time to time in this release or elsewhere, we may alternatively refer to such non-GAAP measures as “adjusted” measures. This non-GAAP information excludes the effect, where applicable, of discontinued operations, intangible amortization expense, share-based compensation costs, impairment and restructuring charges, changes in common stock warrant liability, financing and litigation costs, acquisition and integration related costs, other costs and the tax effect of each adjustment. The non-GAAP information includes consulting agreement related income associated with the Automotive divestiture.
Management believes that these excluded items are not reflective of our underlying performance. Management uses these non-GAAP financial measures to; evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. The exclusion of these and other similar items from our non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors for a more consistent basis of comparison and to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as the future price per share of our common stock for purposes of calculating the value of our common stock warrant liability, future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.
Investors are cautioned against placing undue reliance on these non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures to arrive at these non-GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Additional information and management’s assessment regarding why certain items are excluded from our Non-GAAP measures are summarized below:
Amortization Expense - is related to acquired intangible assets which are based upon valuation methodologies, and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. The expense is not considered by management in making operating decisions, and the expense is non-cash.

Share-Based and Non-cash Compensation Expense - includes share based compensation including awards that are equity and liability classified on our balance sheet as well as non-cash compensation expense primarily associated with amounts due to employees of an acquired business that were placed in escrow at the time of the acquisition and amortized as expense over a 2-year period. Share Based Compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our operating performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies due to factors that can be outside of their control. Share-based and non-cash compensation expense amounts are not considered by management in making operating decisions.

Impairment Charges - includes expenses associated with our strategic decision to exit a product line and end programs with a license and technology transfer as well as certain related fixed assets and inventory. We believe these charges are one-time in nature and are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Restructuring Charges - includes amounts primarily associated with approved plans to reduce staffing and manufacturing or administrative footprints. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Warrant Liability Expenses/Gains - are associated with mark-to-market fair value adjustments which are largely based on the value of our common stock, which may vary from period to period due to factors such as stock price volatility. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Non-Cash Interest, Net - includes amounts associated with the amortization of certain fees associated with the establishment or amendment of our Credit Agreement and Term Loans that are being amortized over the life of the agreement. We believe these amounts are non-cash in nature and not correlated to future business operations and including such charges does not reflect our ongoing operations.

Litigation Costs - includes gains, losses and expenses related to the resolution of other-than-ordinary-course threatened and actually filed lawsuits and other-than-ordinary-course contractual disputes and legal matters. We exclude these gains and losses because they are not considered by management in making operating decisions. We believe such gains, losses and expenses do not necessarily reflect the performance of our ongoing operations for the period in which such charges are recognized and the amount of such gains or losses and expenses can vary significantly between companies and make comparisons less reliable.

Acquisition and Integration Related Costs - includes such items as professional fees incurred in connection with pre-acquisition and integration specific activities, post-acquisition employee retention amounts, contingent consideration adjustments, severance and other amounts accrued or paid to terminated employees of acquired businesses, costs including salaries incurred which are not expected to have a continuing contribution to operations or are expected to have a diminishing contribution during the integration period and the amortization of the fair market step-up value of acquired inventory and fixed assets. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.

Discontinued Operations excluding consulting income - includes the profit and loss amounts of discontinued operations, with the exception of consulting income associated with a consulting agreement we entered into at the time of our Automotive business divestiture. We believe excluding gains and losses associated with historically divested businesses from our net income provides management with a comparable basis to our current ongoing operating activities. We do not exclude the consulting agreement income classified as discontinued operations because management views this income as part of our ongoing operations and correlated with future operations since we both derive income and incur ongoing costs associated with the consulting services available under the consulting agreement.

Other - primarily include transaction expenses incurred as part of our Credit Agreement Amendments in the fourth fiscal quarter of 2016 as well as the second and third fiscal quarters of 2017. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Tax Effect of Non-GAAP Adjustments - adjustments to arrive at an estimate of our Adjusted Non-GAAP tax rate associated with our Adjusted Non-GAAP income over a period of time. We determine our Adjusted Non-GAAP income tax rate by using applicable rates in taxing jurisdictions and assessing certain factors including our historical and forecast earnings by jurisdiction, discrete items, cash taxes paid in relation to our Adjusted Non-GAAP Net Income before income taxes and our ability to realize tax assets. We generally assess this Adjusted Non-GAAP income tax rate quarterly and have utilized 10% for our second and third fiscal quarters of 2017, 12% for our first fiscal quarter of 2017 and 15% for our fiscal year 2016. Our historical effective income tax rate under GAAP has varied significantly from our Adjusted Non-GAAP income tax rate. Items that have historically resulted in significant difference between our effective income tax rate under GAAP and our Adjusted Non-GAAP income tax rate include changes in fair values of the common stock warrant liability, which is excluded from our Adjusted Non-GAAP net Income and is neither deductible nor taxable for tax purposes, income taxed in foreign jurisdictions at generally lower tax rates, non-deductible compensation, research and development tax credits and merger expenses, as well as the establishment of a valuation allowance against our U.S. deferred tax assets during the three months ended March 31, 2017. We believe it is beneficial for our management to review our Adjusted Non-GAAP income tax rate on a consistent basis over periods of time.  Items such as those noted above may have a significant impact on our U.S. GAAP income tax expense and associated effective tax rate over time. Our Adjusted Non-GAAP income tax rate is an estimate, and may differ from our effective income tax rate determined under GAAP.

Adjusted EBITDA - is a calculation that adds depreciation expense and consulting agreement income to our Adjusted Non-GAAP Income from Operations. Adjusted EBITDA is a measure that management reviews and utilizes for operational analysis purposes. We believe competitors and others in the financial industry utilize this Non-GAAP measure for analysis purposes.

Free Cash Flow - is a calculation that starts with cash flow from operating activities, reduces this amount by our capital expenditures in the applicable period and adds AppliedMicro transaction related payments. Free Cash Flow is a measure that management reviews and utilizes for cash flow analysis purposes. We believe competitors and others in the financial industry utilize this Non-GAAP measure for analyzing a company's cash flow.

* * *
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President of Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com

Investor Relations Contact:
Shelton Group
Leanne K. Sievers
EVP, Investor Relations
P: 949-224-3874
E: lsievers@sheltongroup.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	June 30, 2017	March 31, 2017	July 1, 2016	June 30, 2017	July 1, 2016

Revenue	$194,555	$186,084	$142,288	$532,391	$391,641
Cost of revenue	101,926	117,220	68,326	292,403	191,836
Gross profit	92,629	68,864	73,962	239,988	199,805
Operating expenses:
Research and development	38,729	39,685	26,064	108,588	77,589
Selling, general and administrative	46,666	62,327	35,866	145,488	105,169
Impairment charges	—	—	760	—	11,765
Restructuring charges	586	469	1,092	2,342	2,100
Total operating expenses	85,981	102,481	63,782	256,418	196,623
Income (loss) from operations	6,648	(33,617)	10,180	(16,430)	3,182
Other income (expense):
Warrant liability expense (gain)	(9,085)	(2,573)	15,339	(16,481)	(3,741)
Interest expense, net	(7,178)	(7,374)	(4,363)	(21,902)	(13,117)
Other (expense) income, net	(1,139)	(898)	16	(2,042)	36
Total other (expense) income	(17,402)	(10,845)	10,992	(40,425)	(16,822)

(Loss) income before income taxes	(10,754)	(44,462)	21,172	(56,855)	(13,640)
Income tax expense (benefit)	3,223	89,805	(181)	93,559	(6,178)
(Loss) income from continuing operations	(13,977)	(134,267)	21,353	(150,414)	(7,462)
(Loss) income from discontinued operations	(13,700)	4,136	1,199	(8,358)	3,794
Net (loss) income	$(27,677)	$(130,131)	$22,552	$(158,772)	$(3,668)

Net (loss) income per share:
Basic:
(Loss) income from continuing operations	$(0.22)	$(2.21)	$0.40	$(2.53)	$(0.14)
(Loss) income from discontinued operations	(0.21)	0.07	0.02	(0.14)	0.07
(Loss) income per share - basic	$(0.43)	$(2.14)	$0.42	$(2.67)	$(0.07)

Diluted:
(Loss) income from continuing operations	$(0.22)	$(2.21)	$0.11	$(2.53)	$(0.14)
(Loss) income from discontinued operations	(0.21)	0.07	0.02	(0.14)	0.07
(Loss) income per share - diluted	$(0.43)	$(2.14)	$0.13	$(2.67)	$(0.07)

Shares - Basic	64,019	60,813	53,516	59,524	53,253
Shares - Diluted	64,019	60,813	55,288	59,524	53,253

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	June 30, 2017	September 30, 2016

ASSETS
Current assets:
Cash and cash equivalents	$167,606	$332,977
Short term investments	81,641	23,776
Accounts receivable, net	129,838	108,331
Inventories	120,345	114,935
Income tax receivable	20,617	21,607
Assets held for sale, current	31,519	—
Prepaids and other current assets	18,284	11,318
Total current assets	569,850	612,944
Property and equipment, net	121,413	99,167
Goodwill and intangible assets, net	933,096	379,626
Deferred income taxes	2,070	89,606
Other long-term assets	6,450	7,208
TOTAL ASSETS	$1,632,879	$1,188,551

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of lease payable	$888	$1,152
Current portion of long-term debt obligations	7,071	6,051
Liabilities held for sale	10,719	—
Accounts payable, accrued liabilities and other	82,935	84,947
Total current liabilities	101,613	92,150
Lease payable, less current portion	15,117	2,463
Long-term debt obligations, less current portion	662,260	573,882
Common stock warrant liability	54,734	38,253
Deferred income taxes	11,731	11,765
Other long-term liabilities	8,043	7,254
Total liabilities	853,498	725,767
Stockholders' equity	779,381	462,784
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,632,879	$1,188,551

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Nine Months Ended
	June 30, 2017	July 1, 2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(158,772)	$(3,668)
Adjustments to reconcile loss to net operating cash	229,591	91,282
Change in operating assets and liabilities	(22,130)	(33,267)
Net cash provided by operating activities	48,689	54,347
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net	(231,712)	(85,516)
Purchases, sales and maturities of investments	(58,088)	15,412
Proceeds from discontinued operations	23,645	3,750
Sale of businesses and assets	215	—
Purchases of property and equipment	(24,496)	(24,100)
Acquisition of intellectual property	—	(777)
Net cash used in investing activities	(290,436)	(91,231)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	96,558	—
Payments of financing costs	(9,077)	—
Proceeds from corporate facility financing obligation	4,250	—
Payments of notes payable and assumed debt	(3,954)	(12,178)
Proceeds from stock option exercises and employee stock purchases	8,162	5,336
Repurchase of common stock	(18,092)	(9,966)
Other adjustments	(1,296)	(1,195)
Net cash provided by (used in) financing activities	76,551	(18,003)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(175)	(583)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(165,371)	(55,470)
CASH AND CASH EQUIVALENTS — Beginning of period	332,977	122,312
CASH AND CASH EQUIVALENTS — End of period	$167,606	$66,842

Supplemental disclosure of non-cash activities
Issuance of common stock in connection with the AppliedMicro Acquisition	465,082	—

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended						Nine Months Ended
	June 30, 2017		March 31, 2017		July 1, 2016		June 30, 2017		July 1, 2016
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$92,629	47.6	$68,864	37.0	$73,962	52.0	$239,988	45.1	$199,805	51.0
Amortization expense	8,416	4.3	7,277	3.9	6,440	4.5	21,694	4.1	20,249	5.2
Share-based and non-cash compensation	956	0.5	966	0.5	685	0.5	2,716	0.5	1,918	0.5
Impairment and restructuring charges	—	—	—	—	—	—	—	—	1,950	0.5
Acquisition and integration related costs	11,736	6.0	31,793	17.1	422	0.3	45,075	8.5	3,102	0.8
Adjusted gross profit (Non-GAAP)	$113,737	58.5	$108,900	58.5	$81,509	57.3	$309,473	58.1	$227,024	58.0

	Three Months Ended						Nine Months Ended
	June 30, 2017		March 31, 2017		July 1, 2016		June 30, 2017		July 1, 2016
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	$85,981	44.2	$102,480	55.1	$63,782	44.8	$256,418	48.2	$196,623	50.2
Amortization expense	(10,832)	(5.6)	(7,163)	(3.8)	(6,415)	(4.5)	(24,462)	(4.6)	(17,142)	(4.4)
Share-based and non-cash compensation	(9,833)	(5.1)	(11,260)	(6.1)	(6,206)	(4.4)	(30,384)	(5.7)	(24,806)	(6.3)
Impairment and restructuring charges	(586)	(0.3)	(469)	(0.3)	(1,852)	(1.3)	(2,342)	(0.4)	(13,865)	(3.5)
Litigation costs	(569)	(0.3)	(780)	(0.4)	(818)	(0.6)	(1,610)	(0.3)	(1,159)	(0.3)
Acquisition and integration related costs	(2,645)	(1.4)	(22,334)	(12.0)	(1,911)	(1.3)	(29,746)	(5.6)	(7,637)	(2.0)
Other	(719)	(0.4)	(183)	(0.1)	—	—	(905)	(0.2)	—	—
Adjusted operating expenses (Non-GAAP)	$60,797	31.2	$60,291	32.4	$46,580	32.7	$166,969	31.4	$132,014	33.7

	Three Months Ended						Nine Months Ended
	June 30, 2017		March 31, 2017		July 1, 2016		June 30, 2017		July 1, 2016
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Income (loss) from operations - GAAP	$6,648	3.4	$(33,616)	(18.1)	$10,180	7.2	$(16,430)	(3.1)	$3,182	0.8
Amortization expense	19,248	9.9	14,440	7.8	12,855	9.0	46,157	8.7	37,391	9.5
Share-based and non-cash compensation	10,789	5.5	12,226	6.6	6,891	4.8	33,100	6.2	26,723	6.8
Impairment and restructuring charges	586	0.3	469	0.3	1,852	1.3	2,342	0.4	15,815	4.0
Litigation costs	569	0.3	780	0.4	817	0.6	1,610	0.3	1,157	0.3
Acquisition and integration related costs	14,380	7.4	54,127	29.1	2,334	1.6	74,821	14.1	10,740	2.7
Other	719	0.4	183	0.1	—	—	905	0.2	—	—
Adjusted income from operations (Non-GAAP)	$52,939	27.2	$48,609	26.1	$34,929	24.5	$142,505	26.8	$95,008	24.3

Depreciation expense	6,739	3.5	6,173	3.3	5,278	3.7	18,447	3.5	14,021	3.6
Consulting income	1,875	1.0	1,875	1.0	1,890	1.3	5,625	1.1	5,637	1.4
Adjusted EBITDA (Non-GAAP)	$61,553	31.6	$56,657	30.4	$42,097	29.6	$166,577	31.3	$114,666	29.3

	Three Months Ended						Nine Months Ended
	June 30, 2017		March 31, 2017		July 1, 2016		June 30, 2017		July 1, 2016
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net (loss) income - GAAP	$(27,677)	(14.2)	$(130,131)	(69.9)	$22,552	15.8	$(158,772)	(29.8)	$(3,668)	(0.9)
Amortization expense	19,248	9.9	14,440	7.8	12,855	9.0	46,157	8.7	37,391	9.5
Share-based and non-cash compensation	10,789	5.5	12,226	6.6	6,891	4.8	33,100	6.2	26,723	6.8
Impairment and restructuring charges	586	0.3	469	0.3	1,852	1.3	2,342	0.4	15,815	4.0
Warrant liability expense	9,085	4.7	2,573	1.4	(15,339)	(10.8)	16,480	3.1	3,741	1.0
Non-cash interest, net	1,122	0.6	721	0.4	405	0.3	2,546	0.5	1,228	0.3
Litigation costs	569	0.3	780	0.4	817	0.6	1,610	0.3	1,157	0.3
Acquisition and integration related costs	14,380	7.4	54,127	29.1	2,334	1.6	74,821	14.1	10,717	2.7
Discontinued operations, excluding consulting income	15,575	8.0	(2,261)	(1.2)	676	0.5	13,983	2.6	1,831	0.5
Other	719	0.4	1,055	0.6	—	—	1,776	0.3	—	—
Tax effect of non-GAAP adjustments	(516)	(0.3)	85,424	45.9	(5,111)	(3.6)	81,098	15.2	(19,491)	(5.0)
Adjusted net income (Non-GAAP)	$43,880	22.6	$39,423	21.2	$27,932	19.6	$115,141	21.6	$75,444	19.3

	Three Months Ended						Nine Months Ended
	June 30, 2017		March 31, 2017		July 1, 2016		June 30, 2017		July 1, 2016
	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share
Net (loss) income - diluted	$(27,677)	$(0.43)	$(130,131)	$(2.14)	$7,213	$0.13	$(158,772)	$(2.67)	$(3,668)	$(0.07)
Adjusted (Non-GAAP)	$43,880	$0.67	$39,423	$0.63	$27,932	$0.51	$115,141	$1.87	$75,444	$1.37

	Three Months Ended			Nine Months Ended
	June 30, 2017	March 31, 2017	July 1, 2016	June 30, 2017	July 1, 2016
	Shares	Shares	Shares	Shares	Shares
Diluted shares - GAAP	64,019	60,813	55,288	59,524	53,253
Incremental shares	1,916	2,031	—	1,941	2,007
Adjusted diluted shares (Non-GAAP)	65,935	62,844	55,288	61,465	55,260

	Three Months Ended						Nine Months Ended
	June 30, 2017		March 31, 2017		July 1, 2016		June 30, 2017		July 1, 2016
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest expense, net - GAAP	$7,178	3.7	$7,374	4.0	$4,477	3.1	$21,902	4.1	$13,430	3.4
Non-cash interest expense	(1,122)	(0.6)	(721)	(0.4)	(405)	(0.3)	(2,546)	(0.5)	(1,228)	(0.3)
Adjusted Interest Expense (Non-GAAP)	$6,056	3.1	$6,653	3.6	$4,072	2.9	$19,356	3.6	$12,202	3.1

	Three Months Ended						Nine Months Ended
	June 30, 2017		March 31, 2017		July 1, 2016		June 30, 2017		July 1, 2016
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Cash flow from operations	$27,850	14.3	$432	0.2	$19,249	13.5	$48,689	9.1	$54,347	13.9
Capital expenditures	(8,201)	(4.2)	(11,353)	(6.1)	(7,138)	(5.0)	(24,496)	(4.6)	(24,877)	(6.4)
AppliedMicro transaction related payments	419	0.2	28,114	15.1	—	—	28,533	5.4	—	—
Free cash flow (Non-GAAP)	$20,068	10.3	$17,193	9.2	$12,111	8.5	$52,726	9.9	$29,470	7.5
Free cash flow as a percentage of adjusted net income	46%		44%		43%		46%		39%